Exhibit 19.1

POWERBANK CORPORATION	INSIDER TRADING AND REPORTING POLICY

POWERBANK CORPORATION

INSIDER TRADING AND

REPORTING POLICY

November 4, 2022

POWERBANK CORPORATION	INSIDER TRADING AND REPORTING POLICY

INSIDER TRADING AND REPORTING POLICY

The purpose of the Insider Trading and Reporting Policy (the “Policy”) is to summarize the insider trading restrictions to which directors, officers and employees are subject under applicable securities legislation, and to set forth a policy governing investments in the securities of PowerBank Corporation (“Company”) and the reporting thereof which is consistent with the applicable legislation.

This Policy is not intended to discourage investment in the Company’s securities. Rather, it is intended to highlight the obligations and the restrictions imposed on insiders by relevant securities legislation.

1.	Summary of Legislation

(a)	Securities legislation prohibits any person in a “special relationship” with the Company from either:

(i)	purchasing or selling the Company’s shares with the knowledge of a material fact or material change concerning the Company that has not been generally disclosed; or

(ii)	informing (or “tipping”), other than when necessary in the course of business, another person or Company of a material fact or material change concerning the Company before the material fact or material change has been generally disclosed.

(b)	A material change to the business or affairs of the Company or a material fact is one which would reasonably be expected to have an effect on the market price or value of any securities of a public issuer. A material change is specifically defined to include any decision by a board of directors to implement a material change, as well as any decision made to implement such a change by senior management, if board of director approval is probable.

(c)	This prohibition applies to persons who are deemed to have a “special relationship” with the Company, which include:

(i)	directors, officers, employees and consultants of the Company; and

(ii)	persons or corporations who learn of a material fact or material change concerning the Company.

(d)	While the penalties for a breach of this prohibition vary among jurisdictions, a breach may render you personally liable to prosecution and, upon conviction, to a fine not exceeding CAD$5,000,000 or five years in jail, or both. Further, you may be subject to civil actions at the instance of all or any of security holders, the companies whose securities were traded, and regulators.

(e)	You should note that any person who is associated with you, including any member of your family, your spouse or any person living with you, is also deemed to be a person in a special relationship with the Company, and is subject to the same legal obligations and duties.

POWERBANK CORPORATION	INSIDER TRADING AND REPORTING POLICY

2.	Trading Prohibitions

(a)	In light of the foregoing, all directors, officers and employees of the Company will be subject to the following prohibitions relating to investments in the Company’s securities and securities of other public issuers:

(i)	If one has knowledge of a material fact or material change related to the affairs of the Company or any public issuer involved in a transaction with the Company which is not generally known, no purchase or sale may be made until the information has been generally disclosed to the public and the blackout periods set forth below have expired;

(ii)	Knowledge of a material fact or material change must not be conveyed to any other person other than in the necessary course of business until the information has been generally disclosed to the public and the blackout periods set forth below have expired;

(iii)	Any hedging activities, including the practice of selling “short” securities of the Company at any time, are not permitted;

(iv)	The practice of buying or selling financial instruments, including a “call” or “put” or any other prepaid forward contracts, equity swaps, collars, units of exchange funds or derivative security in respect of any securities of the Company is not permitted; and

(v)	Trading is prohibited in the event that the Company has provided notice of a pending material fact or material change until the information has been generally disclosed to the public and the blackout periods set forth below have expired.

(b)	For purposes of this Policy, public issuer includes any issuer, whether the Company or otherwise, whose securities are traded in a public market, whether on a stock exchange or “over the counter”.

(c)	The above prohibitions and the insider reporting obligations provided below apply equally to the trading or exercising of options to acquire shares or other securities of the public issuer.

(d)	Notwithstanding the above prohibitions in subsection 2(c) but subject to any other applicable sections of this Policy and any other applicable policies of the Company, the Company’s directors, officers and employees will be able to sell a security which such person does not own if such person owns another security convertible into the security sold or an option or right to acquire the security sold and, within 10 days after the sale, such person: (i) exercises the conversion privilege, option or right and delivers the security so associated to the purchaser; or (ii) transfers the convertible security, option or right, if transferable, to the purchaser. The Company requires that anyone subject to this Policy provide advance written notice to the Chief Financial Officer of such activity at least two days prior to such activity.

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POWERBANK CORPORATION	INSIDER TRADING AND REPORTING POLICY

3.	Insider Reporting Obligations

(a)	A person or corporation who becomes a “reporting insider” of the Company must file an insider report within 10 calendar days of the date of becoming a “reporting insider”. Furthermore, securities legislation requires reporting insiders to prepare and file a report of every trade they make in securities of the Company. This includes the granting and exercise of stock options or any other rights to acquire securities. Under securities legislation, reporting insiders are personally responsible for ensuring that insider reports are filed within five (5) calendar days of the trade. Assistance with filing these reports on the SEDI website may be obtained from the Chief Financial Officer. In order to allow the Company to comply with its reporting obligations, reporting insiders must also advise the Company immediately of any trade in securities of the Company. In addition, a reporting insider whose direct or indirect beneficial ownership of or control or direction over securities of the Company changes, must file an insider report of the change within five (5) calendar days of the date of the change.

(b)	National Instrument 55-104 - Insider Reporting Requirements and Exemptions (“NI 55-104”) defines a ”reporting insider” to include, among others, an insider of the issuer if the insider is:

(i)	the Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer and each director of the issuer, of a significant shareholder of the issuer or of a major subsidiary of the issuer;

(ii)	a person or corporation responsible for a principal business unit, division or function of the issuer;

(iii)	a significant shareholder of the issuer; and

(iv)	any other insider that in the ordinary course receives or has access to information as to material facts or material changes concerning the issuer before the material facts or material changes are generally disclosed and directly or indirectly, exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of the issuer.

(c)	It is each insider’s personal responsibility to determine if they are a “reporting insider” as defined in NI 55-104 and they should review the complete definition of such term in NI 55-104 in making such determination. It is each reporting insider’s responsibility to ensure that all requisite insider trading reports are filed with the appropriate securities commissions within the statutory time limits.

(d)	A copy of the insider report may be obtained from the Company and is required to be filed electronically on SEDI.

4.	Additional Restrictions for Directors, Officers and Employees

4.1	Blackout Periods

(a)	No trades or other transactions in securities of the Company (including the exercise of stock options or transactions involving other forms of equity-based compensation) shall be carried out by:

(i)	directors of the Company;

(ii)	officers of the Company; and

(iii)	any employees of the Company who receive notice from the Company’s CFO,

during the period of time beginning thirty (30) days prior to the scheduled release of financial results for a fiscal quarter or a fiscal year until the second trading day after the financial results have been disclosed by the Company.

(b)	Trading black-out periods may also be prescribed from time to time as a result of special circumstances relating to the Company. All directors and officers and employees with knowledge of such special circumstances will be covered by the black-out.

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